Exhibit 99.1

Greenland Acquisition Corporation to Extend Deadline to Consummate Business Combination

Beijing, China, July 24, 2019 — Greenland Acquisition Corporation (the “Company” or “Greenland”) (NASDAQ: “GLAC”) today announced that the Company’s sponsor, Greenland Asset Management Corporation (the “Sponsor”), has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $440,000, representing $0.10 per public share of the Company, in order to extend the period of time the Company has to consummate a business combination by three months to October 25, 2019.

The Sponsor will have the option, but no obligation, to extend such period of time an additional two times, each by an additional three months, up to April 27, 2020, by depositing an aggregate of an additional $880,000 into the Trust Account, representing an additional $0.20 per public share, in connection with such additional extensions.

About Greenland

Greenland Acquisition Corporation is a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. On July 12, 2019, Greenland entered into a definitive agreement to combine with Zhongchai Holding (Hong Kong) Limited, a developer and manufacturer of traditional transmission products for material handling machineries and a developer of a robotic cargo carrier prototype expected to be available for commercial use in the near future in China. For further information about such transaction, please refer to Greenland’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking statements,” including the funding of the Trust Account to further extend the period of time for the Company to consummate an initial business combination, if needed. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Greenland Acquisition Corporation

Yanming Liu

+ (86) 010-53607082